FORM OF EXTENSION REQUEST

TO: U.S. Bank National Association (the “Bank”) under that certain Loan Agreement dated as of June 11, 2020 (as amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Agreement”) between CITY NATIONAL ROCHDALE STRATEGIC CREDIT FUND (the “Borrower”) and the Bank.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

Ladies/Gentlemen:

Pursuant to Section 8(i) of the Agreement, the Borrower, hereby (i) confirms that each of the preconditions set forth in Section 6(b) of the Agreement continues to be satisfied, and (ii) requests that the Bank extend the Maturity Date as specified in clause (b) of the definition thereof (currently, June 5, 2025) for another 364 day period to June 4, 2026.

Please notify the Borrower as soon as possible of the Bank’s determination in response to this request.

Very truly yours,

CITY NATIONAL ROCHDALE STRATEGIC CREDIT FUND

By:	/s/ Frank Bonsignore
Name:	Frank Bonsignore
Title:	Vice President

EXTENSION APPROVAL LETTER

May 19, 2025

CITY NATIONAL ROCHDALE STRATEGIC CREDIT FUND

400 Park Avenue

New York, New York 10022

Attention: Frank Bonsignore, Vice President

Ladies/Gentlemen:

Please refer to the letter dated May 2, 2025 from CITY NATIONAL ROCHDALE STRATEGIC CREDIT FUND (the “Borrower”) requesting an extension of the term of the Loan Agreement dated as of June 11, 2020 between the Borrower and U.S. Bank National Association (the “Bank”) (as amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Agreement”). Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

By its execution of this letter, but subject to the prior satisfaction of each of the conditions precedent set forth in Section 6(b) of the Agreement, the Bank hereby consents to the extension of the Maturity Date as specified in clause (b) of the definition thereof from June 5, 2025 to June 4, 2026 and such clause (b) of the definition of Maturity Date is hereby deemed amended to the extent necessary to reflect such extension.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Andrew D. Mihaly
Name:	Andrew D. Mihaly
Title:	Vice President